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                                                                   EXHIBIT 10.17

EnvironMax.com, Inc.         EMPLOYMENT AGREEMENT FOR             March 20, 2000
                              GEORGE DOUGLAS TORIAN                  Page 1 of 5


        AGREEMENT dated as of March 31, 2000, between EnvironMax.com, Inc. (the "Company"), a Utah corporation, having its principal place of business located at 4190 S. Highland Drive, Suite 210, Salt Lake City, Utah 84124 and George Douglas Torian (the "Executive").

                                   WITNESSETH:

        WHEREAS, the Executive has expertise and experience as a Vice President of Marketing for IBM;

        WHEREAS, the parties acknowledge that the Executive's abilities and services are unique and essential to the prospects of the Company; and

        WHEREAS, in light of the foregoing, the Company desires to employ the Executive as its Chief Financial Officer, and the Executive desires to accept such employment.

        NOW, THEREFORE, the parties hereto agree as follows:

1. Employment. The Company hereby employs the Executive and the Executive hereby accepts employment upon the terms and conditions hereinafter set forth.

2. Term. This Agreement shall commence on the date hereof and shall terminate as of the earlier of:

        (a)     two years from the date hereof;

        (b)     the death of the Executive;

        (c) thirty days after notice is given by the Company to the Executive after a material breach hereof; or

        (d) thirty days after notice is given by the Executive to the Company after a material breach hereof by the Company.

        The exercise of the Company's or the Executive's right to terminate this Agreement pursuant to clause (c) or (d) hereof, as th case may be, shall not abrogate the rights and remedies of the terminating party in respect of the breach giving rise to such termination.

3. Compensation. For all services rendered under this Agreement:

        (a) The Company shall pay the Executive a base salary of $125,000 per annum in equal semi-monthly installments. Following the IPO the Executive's salary will be increased to be commensurate with that of a Vice President of Sales/Marketing of a successful dot-com company

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under comparable circumstances. If the IPO has not occurred by July 15, 2000, the Executive's salary will be increased to $160,000 at that time. In addition, the Company shall grant Initial Stock Options in the amount of 30,000 shares vesting in equal increments semi-annually over a five (5) year period beginning at the IPO except that five percent (5%) of the total will vest at the time of the IPO. Also, in addition, the Company shall also pay the Executive a signing bonus of ten thousand dollars $10,000).

        (b) The Company intends to issue additional ISO's from time to time in appropriate response to the financial performance of the company. The degree of the Executive's participation in such ISO's will depend on the performance of the Executive as determined at the sole discretion of the Company.

        (c) At the end of each year, Employee shall be paid a bonus of one (1) percent to 10 percent of his annual salary determined at the sole discretion of the Company.

        (d) At the end of each year, Employee shall be paid profit-sharing from one (1) percent to 40 percent, for the impact of Employee's efforts on profit as determined at the sole discretion of the Company.

        (e) If the Executive has been disabled for a period of at least four months, during which period he was disabled for 90 consecutive days, the Company may elect, upon notice to the Executive, to pay the Executive one-third of the compensation the Executive would otherwise be entitled to pursuant to clause (a) above and shall thereupon have no further obligation under Section 3(b), (c) or
(d) hereof. Disability shall mean the Executive's inability, due to sickness or injury, to perform effectively his duties hereunder.

        (f) If this Agreement is terminated or the Company notifies the Executive in respect of his disability pursuant to Section 3(d) hereof, incentive compensation in respect of the year of such termination or notice is given shall be computed as if such termination had not occurred and the Executive shall be paid an amount equal to the product of the incentive compensation to which he would otherwise be entitled, multiplied by a fraction having a numerator equal to the number of days in such year preceding the date of termination and a denominator equal to 365; provided that the Executive shall not be entitled to any amounts pursuant to this Section 3(b) and 3(c) if this Agreement is terminated pursuant to Section 2(c) prior to the date of payment of such amount.

        (g) During the term of his employment, the Executive shall be entitled to participate in employee benefit plans or programs of the Company, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto. Additionally, the Executive shall obtain any benefits or will be included in any compensation plans or programs offered to more than one other executive of the Company.

4. Duties. So long as the Company has not notified the Executive of his disability pursuant to Section 3(d), the Executive is engaged as Chief Financial Officer of the Company and, subject to the direction of the Board of Directors and the Company" officers designated by the Board of


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Directors, shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Company in connection with the conduct of its business. If the Executive is elected or appointed a director or officer of the Company or any subsidiary thereof during the term of this Agreement, the Executive will serve in such capacity without further compensation.

5. Extent of Service. So long as the Company has not notified the Executive of his disability pursuant to Section 3(d) hereof, the Executive shall devote his entire time, attention and energies to the business of the Company and shall not during the term of this Agreement be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from (a) investing his personal assets in businesses which do not compete with the Company in such form or manner as will not require any services on the part of the Executive in the operation or the affairs of the companies in which such investments are made and in which his participation is solely that of an investor, (b) purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in his collectively owning beneficially at any time five percent or more of the equity securities of any corporation engaged in a business competitive to that of the Company, and (c) participating in conferences, preparing or publishing papers or books or teaching so long as the Board of Directors approves of such activities prior to the Executive's engaging in them. Prior to commencing any activity described in clause (c) above, the Executive shall inform the Board of Directors of the Company in writing of any such activity.

6. Disclosure of Information.

        (a) The Executive represents and warrants to the Company that Exhibit A hereto sets forth (i) all rights, in respect of the Executive's engaging in any business activity (whether or not for profit), of former employers, clients, principals, partners or others with whom or for whom the Executive has performed services since March 20, 2000, and (ii) all of the business activities (whether or not for profit) of the Executive applicable to periods after the time such services were performed.

        (b) The Executive recognizes and acknowledges that the Company's trade secrets and proprietary information and processes, as they may exist from time to time, are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of the Executive's duties hereunder. The Executive will not, during or after the term of his employment by the Company, in whole or in part, disclose such secrets, information or processes to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall the Executive make use of any such property for his own purposes or for the benefit of any person, firm, corporation or other entity (except the Company) under any circumstances during or after the term of his employment, provided that after the term of his employment these restrictions shall not apply to such secrets, information and processes which are then in the public domain (provided that the Executive was not responsible, directly or indirectly, for such secrets, information or processes entering the public domain without the Company's consent). The Executive agrees to hold as the Company's property, all memoranda, books, papers, letters, formulas and other data, and all copies thereof and therefrom, in any way relating


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to the Company's business and affairs, whether made by him or otherwise coming into his possession, and on termination of his employment, or on demand of the Company, at any time, to deliver the same to the Company.

7. Inventions. The Executive hereby sells, transfers and assigns to the Company or to any person, or entity designated by the Company, all of the entire right, title and interest of the Executive in and to all inventions, ideas, disclosures and improvements, whether patented or unpatented, and copyrightable material, made or conceived by the Executive, solely or jointly, or in whole or in part, during or before the term hereof (but after January 2, 2000) which (i) relate to methods, apparatus, designs, products, processes or devices sold, leased, used or under construction or development by the Company or any subsidiary or (ii) otherwise related to or pertain to the business, functions or operations of the Company or any subsidiary [or (iii) arise (wholly or partly) from the efforts of the Executive during the term hereof.] The Executive shall communicate promptly and disclose to the Company, in such form as the Company requests, all information, details and data pertaining to the aforementioned inventions, ideas, disclosures and improvements; and, whether during the term hereof or thereafter, the Executive shall execute and deliver to the Company such formal transfers and assignments and such other papers and documents as may be required of the Executive to permit the Company or any person or entity designated by the Company to file and prosecute the patent applications and, as to copyrightable material, to obtain copyright thereon. Any invention by the Executive within one year following the termination of this Agreement shall be deemed to fall within the provisions of this paragraph unless proved by the Executive to have been first conceived and made following such termination.

8. Covenant Not to Compete.

        (a) During the term hereof and, unless this Agreement is terminated pursuant to Section 2(d) hereof, for a period of one year thereafter, the Executive shall not compete, directly or indirectly, with the Company, interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between the Company and any customer, client, supplier, consultant or employee of the Company, including, without limitation, employing or being an investor (representing more than a 5% equity interest in) or officer, director or consultant to, any person or entity which employs any former key or technical employee whose employment with the Company was terminated after the date which is one year prior to the date of termination of the Executive's employment therewith. An activity competitive with an activity engaged in by the Company shall mean performing services (whether as an employee, officer, consultant, director, partner or sole proprietor) for any person or entity engaged in the business then engaged in by the Company, which services involve functions of any nature performed by the Executive at any time under this Employment Agreement.

        (b) It is the desire and intent of the parties that the provisions of this Section 8 shall e enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 8 shall be adjudicated to be invalid or unenforceable, this Section 8 shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.



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        (c) Nothing in this Section 8 shall reduce or abrogate the Executive's obligations during the term of this Agreement under Sections 4 and 5 hereof.

9. Remedies. If there is a breach or threatened breach of the provisions of
Section 5, 6(b), 7 or 8 of this Agreement, the Company shall be entitled to an injunction restraining the Executive from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

10. Insurance.. The Company may, at its election and for its benefit, insure the Executive against accidental loss or death and the Executive shall submit to such physical examination and supply such information as may be required in connection therewith.

11. Relocation; Location of Performances.

        (a) The parties agree that the Executive is not required to change his place of residence to perform hereunder.

        (b) The Executive's services will be performed in the Ogden/Salt Lake City/Provo area. The Executive's performance hereunder shall be within such area or its environs. The parties acknowledge, however, that the Executive may be required to travel extensively in connection with the performance of his duties hereunder. The following is a clarification of the intent of this Section 11(b). The Executive agrees to work in substantial compliance with the following Company work schedule at the locations set forth:

                (i) Five days in Salt Lake City during 1 week out of every 4 weeks from September through June.

                (ii) Four days in Salt Lake City and one day on the east coast during 1 week out of every 4 weeks from September through June.

                (iii) In July and August, the Executive may work on the east coast on either Monday or Friday and spend only 4 days in Salt Lake City for the 2 weeks during the months of July and August.

                (iv) The Executive will travel on Company business during a 3rd week of the 4 weeks throughout the year.

                (v) The Executive will work in New York during a 4th week of the 4 weeks.

                (vi)    There will be regular visits to key customers.

                (vii) The Company intends to establish a national sales force to support the sales/marketing efforts.

12. Assignment. This Agreement may not be assigned by any party hereto provided that the Company may assign this Agreement:


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        (a) to an affiliate so long as such affiliate assumes the Company's obligations hereunder, provided that no such assignment shall discharge the Company of its obligations herein, or

        (b) in connection with a merger or consolidation involving the Company or a sale of substantially all its assets to the surviving corporation or purchase as the case may be, so long as such assignee assumes the Company's obligations thereunder.

13. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered mail to the Executive at his residence at 1111 High Pine Cir., Riverton, Utah 84065 or to the Company at its address set forth above, Attention: Dean Hutchings.

14. Waiver of Breach. A waiver by the Company or the Executive of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

15. Entire Agreement. This instrument contains the entire agreement of the parties. It may be changed only by an agreement in writing signed by a party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

16. Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Utah without regard to its choice of law principles.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first hereinabove written.

                                        EnvironMax.com, Inc.



                                        by:

                                               /s/ DEAN HUTCHINGS
                                        -----------------------------------
                                                  Dean Hutchings

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